Exhibit 10.17

Summary of Director Compensation

The Board of Directors (the "Board") of Black Box Corporation (the "Company"), upon the recommendation of the Nominating & Governance Committee of the Board (the "Governance Committee") on the advice of its compensation consultants as to prevailing Board practices, are paid an annual retainer to $70,000, payable quarterly.

The Chairpersons of each of the Audit Committee of the Board, Compensation Committee of the Board and Governance Committee each receive an annual retainer of $15,000, payable quarterly. The non-executive Chairperson of the Board receives an annual retainer of $75,000, payable quarterly.

In recent years, each non-employee director also received an immediately-vested restricted stock unit award with a value of approximately $100,000. Due to Company performance and the limited number of shares available under the Company’s incentive plan, this year each non-employee director received a stock option grant for 30,000 shares vesting in one year and with an exercise price of $2.85 per share. Such options had a Black Scholes value on grant of approximately $46,000.

The Company maintains directors' and officers' liability insurance. Directors also are reimbursed customary expenses for attending meetings of the board of directors, board committees and stockholders.